Exhibit 99.1

Contact:

William A. Hockett

EVP Corporate Communication

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2007

-  43% Revenue Growth and 95% Operating Income Growth

Highlight Molecular Diagnostic Business -

Salt Lake City, November 7, 2006 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the first quarter of fiscal 2007. For the three-month period ended September 30, 2006, molecular diagnostic revenue increased to $30.9 million from $21.5 million in the same quarter of the prior year, an increase of 43%. Molecular diagnostic revenue for the first fiscal quarter also experienced a $2.0 million increase over the previous quarter ended June 30, 2006. The majority of this growth resulted from increased sample volumes and accelerated market penetration across all four product lines.

For the first fiscal quarter ended September 30, 2006, gross profits from molecular diagnostics were $22.7 million, compared with $15.7 million for the same quarter of the prior year, an increase of 45%. The gross profit margin on the molecular diagnostic business increased to 74% for the first quarter of fiscal 2007, compared with 72% for the quarter ended June 30, 2006. Improved gross profit margins primarily resulted from the introduction of new, more efficient operating systems.

Operating income for the molecular diagnostic business for the first quarter increased by 95% to $13.1 million, compared with $6.7 million from the first quarter of last fiscal year. This growth resulted in an operating margin of 42% in the first quarter of fiscal 2007, which is an 11 percentage point increase, or 35% improvement, from the 31% operating margin in first quarter of fiscal 2006.

Total revenues for the first quarter of fiscal 2007 were $33.5 million, up 34% from $25.1 million in the same quarter of the prior year. Research revenues were $2.7 million for the first quarter of fiscal 2007, compared with $3.6 million for first quarter of fiscal 2006. This decrease in research revenue was primarily attributed to the successful completion of a research collaboration.

Research and development expenses for the three months ended September 30, 2006 were $26.4 million, compared with $18.5 million for the same three-month period in the prior year. This increased investment in research and development was primarily due to increased clinical trial expenses associated with the continuing development of our therapeutic product candidates targeted for prostate cancer, brain cancer, solid tumors, blood cancer, metastatic cancer and Alzheimer’s disease. Specifically, the Company recently initiated a European Phase 3 trial of Flurizan™ in patients with mild Alzheimer’s disease. The European trial complements Myriad’s ongoing 1,600 patient U.S. Phase 3 trial, which completed enrollment during the fiscal quarter ended September 30, 2006. The European trial is designed to produce Phase 3 safety and efficacy data for submission to the European Medicines Agency (EMEA) in seeking marketing approval for Flurizan in patients with mild Alzheimer’s disease.

“We are very pleased with the continued growth in our molecular diagnostic business and the advances in moving our drug candidates towards the market,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “We believe that the remarkable growth in top-line revenues and the substantial improvement in operating profits are indicative of a vigorous, growing molecular diagnostic business.”

Selling, general and administrative expenses for the first quarter of fiscal 2007 were $14.1 million, compared with $10.9 million for the same quarter of the prior year. This increase of 29% was primarily attributable to costs associated with the 43% growth in molecular diagnostic revenues.

The non-GAAP net loss per share for the first quarter of fiscal 2007 was $0.28, an improvement of $0.01 from the first quarter in the prior year non-GAAP net loss per share of $0.29. Expense associated with employee stock plans in accordance with SFAS 123R attributable to the first quarter of fiscal 2007 was $0.03 per share, versus $0.01 per share for the first quarter of the prior year. Because the research analyst consensus for loss per share is a blended average that currently includes some estimates incorporating equity compensation expense and others that do not, we have reported loss per share both on a non-GAAP basis with equity compensation expense excluded and on a GAAP basis with the expense included for comparison. The GAAP net loss per share for the first quarter of fiscal 2007 was $0.31, compared to a GAAP net loss per share of $0.30 for the same quarter in the prior year.

As of September 30, 2006, management believes that Myriad remains in strong financial condition, with approximately $212 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Standard Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. All callers will need to reference conference ID number 9681049. An archived replay of the call will be available for 7 days by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID number 9681049. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets proprietary molecular diagnostic products, and is developing and intends to market a number of promising therapeutic products in the fields of cancer, Alzheimer’s disease and viral disease. Myriad’s news and other information are available on the Company’s website at www.myriad.com. Flurizan is a trademark of Myriad Genetics, Inc. in the United States and other countries.

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, in this release and during our conference call as described above we use or plan to discuss non-GAAP financial measures for net loss and diluted loss per share. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying table. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s operating results because they facilitate the comparison of results for future periods with results from past periods. We believe the calculation of net loss, calculated without stock-based compensation expense, provides a meaningful comparison to our net loss figures reported for prior quarters. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under SEC rules.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s strong financial position, increased growth from sample volumes and accelerated market penetration for the Company’s molecular diagnostic products, improved gross profit margins from the introduction of new, more efficient operating systems, continued growth in molecular diagnostic product revenues and advances in moving the Company’s drug candidates towards the market, continued development of the Company’s therapeutic products in clinical trials and the expenses associated therewith and the tremendous growth in top-line revenues and the substantial improvement in operating profits being indicative of a vigorous molecular diagnostic business. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of November 7, 2006, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow –

On July 1, 2005 the Company adopted the provisions of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment (Statement 123R). Statement 123R sets accounting requirements for “share-based” compensation to employees, including employee stock purchase plans, and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. The following table reconciles between non-GAAP and GAAP net loss and diluted loss per share:

	Three Months Ended
	September 30, 2006			September 30, 2005
	Non- GAAP	Employee Stock Compensation Expense	GAAP	Non- GAAP	Employee Stock Compensation Expense	GAAP
Net Loss	$(11,064)	$(1,361)	$(12,425)	$(9,003)	$(239)	$(9,242)
Diluted Loss per Share	$(0.28)	$(0.03)	$(0.31)	$(0.29)	$(0.01)	$(0.30)

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2006	Sep. 30, 2005
REVENUES:

Molecular diagnostic revenue	$30,851	$21,529
Research revenue	2,692	3,585

Total revenues	33,543	25,114

COSTS AND EXPENSES:

Molecular diagnostic cost of revenue	8,105	5,803
Research and development expense	26,352	18,466
Selling, general and administrative expense	14,086	10,898

Total costs and expenses	48,543	35,167

Operating loss	(15,000)	(10,053)

Other income (expense):
Interest income	2,602	811
Other	(27)	—

	2,575	811

Net loss	$(12,425)	$(9,242)

Basic and diluted loss per share	$(0.31)	$(0.30)

Basic and diluted weighted average shares outstanding	39,700	30,866

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sep. 30, 2006	Jun. 30, 2005
Cash, cash equivalents, and marketable investment securities	$212,115	$227,744
Trade receivables, net	23,162	20,820
Other receivables	746	1,397
Prepaid expenses	1,781	2,326
Equipment and leasehold improvements, net	20,663	19,829
Other assets	4,349	4,487

Total assets	$262,816	$276,603

Accounts payable and accrued liabilities	$22,889	$26,705
Deferred revenue	58	117
Stockholders’ equity	239,869	249,781

Total liabilities and stockholders’ equity	$262,816	$276,603